UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): October 5, 2023 (October 2, 2023)

NEWELL BRANDS INC.

(Exact name of registrant as specified in its charter)

Delaware	1-9608	36-3514169
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification Number)

6655 Peachtree Dunwoody Road

Atlanta, Georgia 30328

(Address of principal executive offices including zip code)

(770) 418-7000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, $1 par value per share	NWL	Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01.	Entry into a Material Definitive Agreement.

On October 2, 2023, following the termination of its existing accounts receivable securitization facility (the “Former A/R Facility”), which had no outstanding borrowings at termination, Newell Brands Inc. (the “Company”), the Originators (as defined below), each of which is a wholly-owned subsidiary of the Company, and Jarden Receivables, LLC, a wholly-owned bankruptcy-remote special purpose entity (the “SPE”), entered into a new three-year revolving accounts receivable securitization facility (the “New A/R Facility”). The New A/R Facility provides for liquidity in an amount of up to $275 million between April and February of each year and up to $225 million at all other times.

As part of the New A/R Facility, the Company and certain of its subsidiaries entered into a Receivables Sale Agreement and a Receivables Purchase Agreement (each as defined below). Pursuant to a Receivables Sale Agreement, dated October 2, 2023 (the “RSA”) by and among Newell Brands Distribution LLC, a Delaware limited liability company, The Yankee Candle Company, Inc., a Massachusetts corporation and Marmot Mountain, LLC, a Delaware limited liability company (together, the “Originators”) and the SPE, as purchaser, each Originator sells and commits to continue to sell all of its existing and future accounts receivable (subject to certain excluded accounts receivable) to the SPE. Pursuant to a Receivables Purchase Agreement, dated October 2, 2023 (the “RPA”) by and among the SPE, Royal Bank of Canada, as administrative agent (the “Administrative Agent”), the Company, as initial servicer, and certain other persons from time to time party thereto as purchasers (the “Purchasers”) and group agents, the SPE will sell certain accounts receivable (the “Sold Receivables”) to the Administrative Agent (for the ratable benefit of the Purchasers), guarantee the payment of the Sold Receivables and pledge its remaining accounts receivable to the Administrative Agent in order to secure such guarantee. The Sold Receivables will not be recognized on the Company’s consolidated balance sheets.

The SPE’s sole business consists of the purchase of accounts receivable and related security from the Originators and the subsequent retransfer of or granting of a security interest in such receivables and related security to the Administrative Agent pursuant to the RPA. The SPE is a separate legal entity with its own separate creditors who will be entitled, upon its liquidation, to be satisfied out of the SPE’s assets prior to any assets or value in the SPE becoming available to the SPE’s equity holders. The assets of the SPE are not available to pay creditors of the Company or any affiliate thereof.

The Company will be responsible for the initial servicing, administration and collection of the receivables, and has provided a customary guaranty of performance to the administrative agent with respect to certain obligations of the Originators under the New A/R Facility. However, none of the Originators or the Company has guaranteed the collectability of the accounts receivable or the creditworthiness of the obligors thereunder.

The investments by the Purchasers under the RPA shall accrue a yield at a fluctuating rate equal to (i) the weighted average cost of commercial paper issued by any conduit purchaser to fund or maintain its investment, plus related dealer commissions and note issuance costs or (ii) if funded by a committed purchaser, the secured overnight financing rate (“SOFR”) calculated based on term SOFR for a one-month interest period, plus 0.10%. The SPE also pays an upfront fee in connection with the New A/R Facility as well as a used and unused fee.

The New A/R Facility contains various customary affirmative and negative covenants and default, indemnification and termination provisions, and the RPA provides for acceleration of amounts owed upon the occurrence of certain specified events.

The foregoing summary of the New A/R Facility does not purport to be complete and is subject to, and qualified in its entirety by, the full text of the RSA and RPA, which are filed as Exhibits 10.1 and 10.2, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 regarding the New A/R Facility is incorporated by reference into this Item 2.03.

Item 9.01	Exhibits.

(d) Exhibits

10.1	Receivables Sale Agreement, dated as of October 2, 2023 among the Originators and Jarden Receivables, LLC

10.2	Receivables Purchase Agreement, dated as of October 2, 2023 among Jarden Receivables, LLC, Royal Bank of Canada and Newell Brands Inc.

104	Cover Page Interactive Data File – (formatted as Inline XBRL)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NEWELL BRANDS INC.

Dated: October 5, 2023	By:	/s/ Bradford R. Turner
Bradford R. Turner
Chief Legal and Administrative Officer and Corporate Secretary